Exhibit 10.9

AMENDMENT TO AGREEMENT

RECITALS

WHEREAS, an agreement (the “Agreement”) was entered into on February 14, 2018, by and between Maxim Group LLC (“Maxim”) and GeoVax Labs, Inc. (collectively, the “Parties”), and

WHEREAS, the Parties have agreed to amend the Agreement (the “Amendment”),

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties agree that the Agreement shall be amended as follows:

AMENDMENT

1.     The term of the Agreement shall be extended to June 30, 2019 and shall continue thereafter on a month-to-month basis with either party having the right to terminate the Agreement at any time upon fifteen (15) days’ prior written notice to the other party.

2.     The monthly fees referenced in Section 3(a) of the Agreement shall be eliminated, and Maxim waives receipt of any and all such accumulated and unpaid fees.

3.     Exhibit B (Fee Schedule) to the Agreement shall be revised to provide for a 6% fee (6% cash + 6% warrants) of the amount of capital raised up to and including $5 million, with an 8% fee (cash + warrants) on amounts in excess of $5 million. For clarity, a revised Schedule B is attached hereto.

4.     Upon the execution of the Amendment, the Company shall issue to Maxim, or its designees, 7,500,000 shares of Common Stock (the “Extension Stock”), under the same terms and conditions as described in Section 3(b) of the Agreement.

5.     All other terms and conditions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Amendment to Agreement on the dates indicated below.

GeoVax Labs, Inc. By: ___________________________ Name: David Dodd Title: Chairman & CEO	Maxim Group LLC By: ___________________________ Name: Clifford Teller Title: Executive Managing Director Investment Banking
_________________________ Date	___________________________ Date

Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

1. For any Financing with gross proceeds up to and including $5 million, the Company shall:

(i)          pay Maxim a cash fee of eight percent (6.0%) of the amount of capital raised, invested or committed; and

(ii)         deliver a warrant to Maxim (the “Agent Warrant”) to purchase shares of the Company’s common stock (the “Common Stock”) equal to eight percent (6.0%) of the number of shares of Common Stock underlying the securities issued in the Financing. Such Agent Warrant will be issued at each Closing and shall provide, among other things, that the Agent Warrant shall (i) be exercisable at an exercise price of 110% to the price of the securities (or the exercise price of the securities) issued to the investors in the Financing, (ii) expire five (5) years from the date of issuance, (iii) contain standard anti-dilution protection and such other anti-dilution price protection provided to the investors in the Financing, (iv) include registration rights equal to those provided to the investors, (v) contain provisions for cashless exercise and (vi) include such other terms as are normal and customary for warrants of this type.

2. For any Financing with gross proceeds in excess of $5 million, the Company shall pay the same compensation as described in Section 1 above, but the respective percentages shall increase to 8% for the incremental amount raised above $5 million.

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